Event ID:    1003163
Event Name:    Q4 2004 Kendle Earnings Conference Call
Event Date:    2005-02-14T13:30:00 UTC

Notes:
Co.;Analyst
C:   Chris Bergen; Kendle;President, COO

C:   Patty Frank; Kendle; Director of IR
C:   Dr. Candace Kendle; Kendle; Chairman, CEO
C:   Buzz Brenkert; Kendle; CFO
P:   Dave Windley; Jefferies & Co.; Analyst
C:  Chris Bergen; Kendle; President, COO
P:  Operator;;

+++ presentation

Operator: Welcome to Kendle’s fourth-quarter and year end 2004 earnings conference call and webcast. As a reminder, this call is being recorded. At this time I will now turn the call over to Patty Frank (ph), Kendle’s Director of IR.

Patty Frank: Good morning, everyone, and welcome to our conference call. With us today are Dr. Candace Kendle, Kendle’s Chairman and CEO; Chris Bergen, Kendle’s President and Chief Operating Officer; and Buzz Brenkert [company corrected following the call], Kendle’s Chief Financial Officer.

By now you should have all received a copy of our earnings release. This release also is posted on our corporate website at www.Kendle.com or via PRnewswire at www.PRnewswire.com. If you are interested in listening to a replay of this call a telephone version is available through March 14th by dialing 706-645-9291 and entering access code 3500249. Or you may access a webcast of the archived call at www.Kendle.com.

All participants are currently in a listen-only mode. A question-and-answer session will be conducted following management’s formal remarks. (OPERATOR INSTRUCTIONS). Before I turn the call over to Dr. Kendle I would like to remind everyone that statements made during today’s call that are not historical might be considered forward-looking. Today we will be talking about our expectations regarding a number of activities in which Kendle is engaged. Reliance should not be placed on such forward-looking statements because they involve risks and uncertainties that may cause our actual results to differ materially from those which we are going to discuss or which we may imply. Those risks and uncertainties are outlined in our Securities and Exchange Commission filings.

During today’s call we’ll be referring to certain non-GAAP financial measures that have not been prepared in accordance with generally accepted accounting principles. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available within the earnings press release we issued this morning and may be found on our website at www.Kendle.com in the news release section. With that I would like to now turn the call over to Dr. Kendle.

Dr. Candace Kendle: Welcome to our earnings call. We’d like to begin the call with our fourth-quarter and year-end financial results; we’ll then move to new business awards, general business review and finally with our guidance for 2005. Buzz, would you like to begin?

Buzz Brenkert: Good morning. As expected, we enjoyed strong operating results in the fourth quarter. Net service revenues for the quarter totaled $48 million, up almost 12 percent from the previous quarter and almost 20 percent from the fourth quarter of 2003. All of this growth was organic. Eliminating the effect of fluctuations in foreign currency exchange rates, revenue for the fourth quarter was up 9 percent from the previous quarter and 15 percent from last year’s fourth quarter.

North American based service revenues were 55 percent of the total, European revenues were 41 percent and Asia-Pacific revenues were 4 percent. European revenues continued to grow strongly primarily due to growth in the UK, the Netherlands and our newer offices in central and Eastern Europe. Our top five customers in terms of service revenues accounted for 41 percent of net service revenues in the quarter with one sponsor accounting for approximately 19 percent of total revenue. No other customer accounted for more than 10 percent of revenue.

Income from operations was $3.8 million for an operating margin of 7.9 percent. This is up from a little less than $2 million or 4.5 percent in the previous quarter and a little more than $2 million, or 5.2 percent, in the fourth quarter of last year. The improvement in income from operations versus both the third quarter of 2004 and the fourth quarter of 2003 is primarily due to increased revenue coupled with improved utilization resulting in proportionally lower direct cost.

Pretax income for the quarter totaled $3.1 million, up from the third quarter’s $1.4 million and 1.8 million in the fourth quarter of last year. Net income for the period totaled $2.1 million or 16 cents a share compared with 600,000 or 4 cents a share in the previous quarter and $0.5 million, again 4 cents a share, in the fourth quarter of the prior year. The effective tax rate for this quarter of 32 percent is a significant improvement over last year and prior year primarily due to improved operating results in the UK and the Netherlands where our current effective tax rate is zero due to utilization of loss carry forwards from prior years.

Cash flow from operations for the quarter was strong, totaling $12.1 million, primarily due to net income for the period adjusted for non-cash expenses and a decrease in net receivables. For the full year net service revenues were just shy of $173 million compared to a little over 156 million in 2003 representing a revenue growth of almost 11 percent. Of this growth 9 percent was organically generated and 2 percent came through acquisitions. Eliminating the effect of foreign exchange full year revenue growth was 6 percent.

Geographically North American based service revenues were 59 percent, European revenues were 37 percent and Asia-Pacific service revenues were 4 percent of the total. As noted previously, much of our European growth has been concentrated in the UK, the Netherlands and our new locations in central and Eastern Europe. Our top five customers in terms of service revenues accounted for 39 percent of net revenues for the year with our largest customer accounting for 20 percent, down from 27 percent last year and 29 percent in 2002. No other sponsor accounted for more than 10 percent of the full year total.

Full year operating income of $6.7 million and pretax income of 6.1 million represent significant improvement from last year’s comparable figures of 2.2 million and $900,000. Income in both years includes charges for severance and outplacement of $300,000 this year and 1.5 million last year and gains on debt extinguishment of about $600,000 in each year. Operating margin for the year grew from 1.4 percent last year to 3.9 percent this year.

Net income of $3.6 million and earnings per share of 27 cents for 2004 are up from last year’s net loss of $1.7 million or 13 cents per share. Excluding the charges for severance and outplacement and gains on debt extinguishment from both years and excluding a $400,000 loss from the write-off of our KendleWits investment from last year’s income, pro forma earnings per share this year is 25 cents versus a loss of 5 cents per share in 2003.

Cash flow from operations of $7.9 million provided the primary funding in 2004 for $3 million of scheduled payments on our bank debt, a $2.5 million early retirement of convertible debt, and capital expenditures of about $5.3 million. From a cash standpoint we finished the year with cash and securities of almost $29 million. Looking at other balance sheet data, accounts receivable at the end of the year totaled over $56 million up from $41.6 million last year.

With advanced billings totaling almost $25 million at year-end, net receivables totaled a bit more than $31 million for a DSO of 47 days compared to 59 days at the end of the previous quarter and a record low 33 days last year-end. Much of the reduction from Q3 to Q4 is seasonal due to early payments by customers in an effort to dissipate their budgets for the year. As a reminder, our target range for DSO is 55 to 65 days.

Working capital of $40.7 million at year-end is up 2.2 million from the same time last year with total assets aggregating almost $163 million, up over $8 million from prior year-end. Bank borrowings totaled $7.2 million, down $2.5 million from last year, and shareholders equity grew to almost $103 million. Candace, would you like to cover our business development activities?

Dr. Candace Kendle: I’d like to begin with the fourth-quarter new business awards. Gross sales for the quarter were $70 million which compares to a similar $70 million sales in Q3. Sales grew from a $111 million in the first half of the year to $140 million in the second half of the year. Cancellations for the quarter were $7 million, down from $8 million in the third quarter and were approximately 10 percent of gross sales in the quarter. Cancellations in the quarter were concentrated in one customer and related in large part to changes in the industry’s drug safety environment.

Our gross book to bill for the quarter was 1.5 to 1 while the net book to bill was 1.3 to 1. Our 12-month rolling hit rate was steady from the last quarter and had improved from earlier in the year. With regard to our top five customers, these customers accounted for 67 and 74 percent of gross and net sales respectively. The increase in concentration in the fourth quarter reflects the completion of contract negotiations with one of our larger preferred providers.

With regard to the full year new business awards, the gross sales for 2004 were $250 million [company corrected following the call]; this is a 33 percent increase over 2003 and represents approximately three times the market expected growth for the Phase I through IV arena. The net sales for the full year were $228 million [company corrected following the call], a 54 percent increase over our 2003 sales and this is approximately five times the market expected growth in Phase I to IV and solidly ahead of our competitors in this space. The top five customers for the year as a percent of total growth in net sales were 45 and 49 percent, respectively.

This year our organizational development efforts have targeted the therapeutic areas that have had the highest growth in clinical development. And I think we all know that oncology is the number one area and oncology now represents our largest area of clinical development expertise, sales and revenue which matches the market expected needs. Our new business focus has been on our Tier 1 and 2 customers this year and has resulted in a 14 percent increase in large multinational trial request for proposal.

Looking to 2005, we continue to focus on our marketing and sales strategy which includes customer diversification while maximizing the efficiencies within our preferred providers. As we promised, our marketing campaign highlighting our brand equities in regulatory affairs, clinical development, biometrics and late phase (ph) was launched in early January. This marketing campaign is intended to build our awareness, strengthen brand perception and work in harmony with our business development and operations team to position us to compete at the very highest level in 2005.

Early indications are that 2005 is on track. We’re seeing continued strength in our Phase I businesses both in the U.S. and Europe, in our European business as well as interest in our rest of world expansion efforts that were executed in 2004. We’ve seen particular interest in Latin America, Africa and, most recently, India.

I’d like to move to a general business review. Over 2004 our recovery has accelerated. In the fourth quarter Kendle significantly exceeded the average revenue growth rate of our peers and for the full year we were slightly above the peer average. Our operating margins lagged the peer average during the fourth quarter but made significant progress from previous quarters. And we are keenly aware that this is the area where shareholders expect to see improvement in the near term.

With regard to operating margin improvement, the Kendle 2004 reorganization is complete and we are seeing results from better customer alignment through operating units which now have specific brand equity and more project expertise. Our balanced scorecard management system has brought more discipline to our individual and group teams and we expect to see further operating margin benefits to our shareholders through 2005.

In a tired but true phase you get what you measure — this is in full view at Kendle in 2005. We are keenly focused on reducing SG&A as a percent of revenue through our reorganization and the discipline of our balanced scorecard, but in addition we are launching a Kendle 2005 working smarter initiative that keeps every associate focused on defining work efficiency. You’ll be hearing more about this initiative throughout 2005.

In summary, our reorganization, our balanced scorecard management system, our 2005 working smarter initiative and our new marketing efforts are the major elements driving our business going forward. It is with this in mind that we would like to afford you guidance for 2005. We expect to continue our recent growth in revenue and achieve a range of $200 to $210 million and in generating earnings per share up from 54 cents to 60 cents per share.

I want to add one note of caution here — this earnings per share range does not reflect the effect of expensing stock options which is currently scheduled to begin midway through the year. We are currently reviewing a number of alternatives to determine what actions in this area would be of the best (technical difficulty) of all of our stakeholders. Thank you for listening to all our formal remarks and I’d now like to turn it over to — . Operator?

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS) Dave Windley, Jefferies & Co.

Dave Windley: Good morning, Candace, Buzz. Congratulations on the solid quarter. A few questions on the quarter and the forecast. In terms of — I heard you mention the UK and the Netherlands; obviously it sounds like your — you track Phase I business did see some notable increase in the fourth quarter. I wondered if you could go into some detail about what kicked in in the fourth quarter to stimulate growth that you haven’t seen for a long time. And then help me to understand how that flows over in such a short period of time. In other words — why couldn’t we have seen that — what factors prevented that from happening earlier than the fourth quarter?

Dr. Candace Kendle: Bergen, are you on the line?

Chris Bergen: Yes.

Dr. Candace Kendle: Could you address this for Dave?

Chris Bergen: Dave, I think that it is a question of access to beds. And we talked earlier in the year about regaining access to some beds at the university and it really was with this in mind that we have built up over the last couple of quarters with increased sales and with access to the beds at the university you can in essence oversell your beds. When you can only sell the beds you have cancellations inevitably take their toll, but if you don’t get the cancellations you can’t deliver on your promises, so you’re restricting to selling that maximum number of beds.

In this case what’s happened is that we’ve been able to bring some beds online and we’re continuing to work on gaining access to additional beds at the university which greatly expands our capacity. With the upside being that there’s no additional direct cost unless we actually use the beds.

Dave Windley: Okay. And then would you attribute a substantial portion or all of the sequential improvement in revenue to that Phase I activity or broader Phase II to IV activity in Europe as well or what are the additional drivers?

Dr. Candace Kendle: Dave, there is a strong business mix emerging in — across our European business that includes the traditional Phase II-III work, not only regional work but as a part of global trials, but also an expansion of our resourcing business which has been very strong and expanded to other countries. I think it’s very safe to say that that European business growth is Phase I through Phase IV throughout the entire business mix — and also in Central and Eastern Europe. Those new areas are really working for us.

Dave Windley: Super. And it sounds like your experience is similar to the industry in that the European activity — for whatever reason — I might get you to elaborate on reasons that you see is much stronger than U.S.-based activity. Is that correct?

Dr. Candace Kendle: I think what you see is the sales still coming from the U.S. a bit more — when you look at sales numbers they appear to be stronger, but there are much — more global thinking and Central and Eastern Europe play a part in that but for most of our competitors and for ourselves Africa is mixed in there. We see Latin America, now India — so it’s much harder to talk about the difference between the U.S. and Europe than it used to be because it really means where the sales are versus where the work is executed.

Dave Windley: Right. And is that global driver — the driver to rest of world areas — is that as simple as just patient access, patient accrual?

Dr. Candace Kendle: It certainly is in the Phase II-III arena. You’re still faced with marketing opportunities in some parts of the world. But it’s largely patient (indiscernible) and physician access.

Dave Windley: Okay, a couple more here and I’ll jump off. One is in that guidance do you have a margin target for 2005?

Dr. Candace Kendle: We have promised, as you know, to move to double digits and we expect to get there and stay there. How’s that?

Dave Windley: Get there and stay there in 2005 or eventually?

Buzz Brenkert: Eventually in 2005.

Dr. Candace Kendle: Buzz, that was nice.

Dave Windley: Okay. And then, Candace, you mentioned the cancellation concentrated in one customer related to the safety environment, I presume that’s a COXII related issue. And is there any further exposure there on the one hand, is there any opportunity there on the other hand? Thanks.

Dr. Candace Kendle: Actually it’s not a COXII. And what I think we’re all going to feel — what is this response to safety, what is the response to post marketing commitments that have already been made that people might jump on? We’re having conversations in that arena (indiscernible). We’re going to get asked to do this so we’d better get moving on this. But I also think there’s a fear that there will be a slowdown until hearings are finished later this month on the COXII arena and also just manpower at the FDA and the new potential bureau of drug safety.

But we have been working, as you should know — I’m sure others may have talked about this — but ACRO has really made a decision to start putting together a group of people in the CRO to talk about what the safety issues — how we might address some of the safety issues with our customers and with the agency. There’s a lot of discussion going on not only in the CRO — obviously in the CRO sector, but at the global — global agencies and within Pharma and bio.

Dave Windley: Okay, great. Again, nice work — culmination of a lot of hard effort I’m sure.

Dr. Candace Kendle: We’re ready to be there.

Dave Windley: I bet.

Operator: (OPERATOR INSTRUCTIONS) At this time there are no further questions. Are there any closing remarks?

Dr. Candace Kendle: No, we just want to thank everyone for participating and look forward to working together through the year. Thank you.

Operator: Thank you participating in today’s Kendle International fourth-quarter and year end 2004 earnings conference call. You may now disconnect.